                            SCHEDULE 14A INFORMATION

                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, For Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              The Cerplex Group, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified In Its Charter)


                                   Not applicable
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


    Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

                                 Not applicable
     ---------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

                                 Not applicable
     ---------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                                 Not applicable
     ---------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

                                 Not applicable
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     (5)  Total fee paid:

                                 Not applicable
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[ ]  Fee paid previously with preliminary material:

                                 Not applicable
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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                            THE CERPLEX GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 23, 1999

TO THE STOCKHOLDERS OF THE CERPLEX GROUP, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Cerplex Group, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, March 23, 1999, at 2:00 p.m. Pacific Time (the "Annual Meeting") at the offices of Brobeck, Phleger & Harrison LLP located at 38 Technology Drive, Irvine, California 92618, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

     1. To elect five directors of the Company to serve for one-year terms expiring at the next annual meeting of stockholders or until their successors are duly elected and qualified;

     2. To ratify the appointment of KPMG LLP as the Company's public accountants and independent auditors for the fiscal year ending September 30, 1999; and

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on January 28, 1999 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the Record Date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          Sincerely,

                                          George L. McTavish
                                          Chief Executive Officer and
                                          Chairman of the Board of Directors

Tustin, California
January 28, 1999

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                            THE CERPLEX GROUP, INC.
                                1382 BELL AVENUE
                            TUSTIN, CALIFORNIA 92780

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 23, 1999

GENERAL

     The enclosed proxy (the "Proxy") is solicited on behalf of the Board of Directors of The Cerplex Group, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, March 23, 1999 (the "Annual Meeting"). The Annual Meeting will be held at 2:00 p.m. Pacific Time at the offices of Brobeck, Phleger & Harrison LLP located at 38 Technology Drive, Irvine, California 92618. These proxy solicitation materials will be mailed on or about March 1, 1999, to all stockholders entitled to vote at the Annual Meeting.

VOTING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On January 28, 1999, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"), 7,367,518 shares of the Company's common stock, par value $0.03 per share (the "Common Stock"), were issued and outstanding and 215,500 shares of the Company's 7% Senior Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), were issued and outstanding. Each holder of Common Stock is entitled to one vote for each share of Common Stock held by such stockholder on the Record Date. Each holder of Preferred Stock is entitled to one vote, together with the Common Stock as a single class on each matter duly presented for a vote at the Annual Meeting, for each share of Common Stock into which the shares of Preferred Stock of such holder are convertible as of the Record Date. As of the Record Date, the 215,500 shares of Preferred Stock issued and outstanding were convertible into 8,620,000 shares of Common Stock.

     All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the Common Stock and the Preferred Stock will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, in person or by proxy, the Annual Meeting may be adjourned from time to time until a quorum is obtained. The presence at the Annual Meeting, in person or by proxy, of investment funds managed by Welsh, Carson, Anderson & Stowe, is sufficient to constitute a quorum. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

     The election of directors will be decided by a plurality of the votes present or represented by proxy and entitled to be cast at the Annual Meeting by the holders of the Common Stock and the Preferred Stock. Stockholders may not cumulate votes in the election of directors. In all matter other than the election of directors, the affirmative vote of a majority of the votes present or represented by proxy and entitled to be cast at the Annual Meeting by the holders of the Common Stock and Preferred Stock is required to take stockholder action. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals except the election of directors and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted and will also be counted for purposes of determining whether stockholder approval of that item has been obtained.

If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

PROXIES

     If the enclosed form of Proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of the directors proposed by the Board of Directors unless the authority to vote for the election of such directors is withheld. If no contrary instructions are given, the Proxy will be voted FOR the approval of Proposal 2 described in the accompanying Notice and this Proxy Statement. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Chief Financial Officer of the Company at the Company's principal executive offices at 1382 Bell Avenue, Tustin, California 92780, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

GENERAL

     The Board of Directors of the Company, currently consists of five members, all of which are proposed to be re-elected at the Annual Meeting. The directors elected will serve for one-year terms, expiring at the next annual meeting of stockholders or until their successors have been duly elected and qualified.

     The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, their proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

     Nominations for election to the Board of Directors may be made by the Board of Directors, a nominating committee appointed by the Board of Directors or by any stockholder entitled to vote for the election of directors. Nominations made by stockholders must be made by written notice, certified mail, return-receipt requested and received by the Secretary of the Company by December 1 of any calendar year. If, however, less than thirty days' notice of a stockholders' meeting called for the election of directors is given to stockholders, nominations by stockholders must be so made and received by the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice was mailed. Such notice shall set forth as to each proposed nominee who is not an incumbent director: (a) the name, age, business address and, if known, residence address of each nominee proposed in such notice; (b) the principal occupation or employment of each such nominee; (c) the number of shares of Common Stock of the Company that are beneficially owned by each such nominee and the nominating stockholder; and (d) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Rule 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

DIRECTOR NOMINEES

     George L. McTavish. Mr. McTavish, 57, has been the Chief Executive Officer of the Company since January 1998 and the Chairman of the Board of Directors since April 1998. From November 1987 through December 1995, Mr. McTavish was the Chief Executive Officer and Chairman of the Board of Directors of Comdata Holdings Corporation ("Comdata"). In March 1992, Comdata merged with Ceridian Corporation, and Mr. McTavish was appointed Executive Vice President of Ceridian Corporation in December 1995, in which capacity he served until November 1997. Mr. McTavish serves as a director of Seer Technologies, Inc. and Broadway & Seymour, Inc. Mr. McTavish also serves as a director of a private company.

     William A. Klein. Mr. Klein, 57, has served as a director of the Company since April 1998. Mr. Klein was the Chairman of the Board of Directors of The Cerplex Group, Inc. ("Old Cerplex"), since its inception in May 1990 until April 1998, when Old Cerplex was acquired by the Company (after which the Company changed its name to The Cerplex Group, Inc.). Mr. Klein also served as Old Cerplex's President and Chief Executive Officer from May 1990 until August 1991 and from October 1996 until July 1997 and served as Chief Executive Officer from August 1993 until October 1995. Mr. Klein was Chairman of EMServe, Inc., Diversified Manufacturing Services, Inc. and InCirT Technology Incorporated from 1990 until September 1993, at which time such entities were consolidated with Cerplex, Inc. Mr. Klein was previously President and Chief Executive Officer of Century Data, Inc. from 1986 until 1990. Mr. Klein was the founder and Chief Executive Officer of Cybernex from October 1981 until its merger with Read-Rite in 1986. Prior to October 1981, Mr. Klein held various positions over a 19-year period with IBM in engineering, manufacturing and management. Mr. Klein serves as a director of Smartflex Systems Inc. and is a director of several private companies.

     Robert A. Finzi. Mr. Finzi, 45, has served as a director of the Company since April 1998. Mr. Finzi served as a member of the Board of Directors of Old Cerplex from December 1993 until April 1998. Mr. Finzi has been a Vice President of the Sprout Group, a division of DLJ Capital Corporation, which is the managing general partner of Sprout Growth II, L.P. and an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation since May 1991. Mr. Finzi is also a general partner of the general partner of a series of investment funds managed by the Sprout Group and a limited partner of the general partner of ML Ventures II, L.P. From 1984 to 1991, Mr. Finzi was a Vice President of Merrill Lynch Venture Capital. Mr. Finzi also serves as a director of Gentle Dental Service Corporation and a number of private companies.

     Thomas E. McInerney. Mr. McInerney, 57, has served as a director of the Company since March 1996. Since 1987, Mr. McInerney has been a general partner of Welsh, Carson, Anderson & Stowe and has been a general partner of the respective sole general partners of its associated limited partnerships. Since 1988 Mr. McInerney has served as a director of DecisionOne Holdings Corp., and from 1994 to 1995, served as its Chairman. Mr. McInerney is also a director of Bisys Group, Inc.

     Richard H. Stowe. Mr. Stowe, 55, has served as a director of the Company since March 1996. Mr. Stowe has been a general partner of Welsh, Carson, Anderson & Stowe and has been a general partner of the respective sole general partners of its associated limited partnerships since 1979. Mr. Stowe is a director of New American Healthcare Corporation, which owns non-urban hospitals; MedQuist Inc., a provider of transcription services to physicians; and Health Management Systems, Inc., a provider of revenue enhancement services for health care providers and payors, and several private companies.

BOARD COMMITTEES AND MEETINGS

     The business of the Company is managed under the direction of the Board of Directors. The Board of Directors met or acted by unanimous written consent two times during the fiscal year ended September 30, 1998 (the "1998 Fiscal Year"). The Board of Directors has an Audit Committee and a Compensation and Stock Option Committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served during the 1998 Fiscal Year.

     Audit Committee. The Audit Committee currently consists of two directors, Mr. Finzi and Mr. Stowe, and is empowered to recommend to the Board of Directors, a firm of certified public accountants to conduct audits of the accountants and affairs of the Company, review accounting objectives and procedures of the Company and the findings and reports of the independent certified public accountants, and make such reports and recommendations to the Board of Directors as it deems appropriate. The Audit Committee met or acted by unanimous written consent one time during the 1998 Fiscal Year.

     Compensation and Stock Option Committee. The Compensation and Stock Option Committee currently consists of two directors, Mr. Klein and Mr. McInerney. The committee is empowered to establish and revise the compensation paid to all executive officers of the Company and has complete authority to (a) construe, interpret, and administer the provisions of the Company's 1998 Stock Option and Restricted Stock Purchase Plan (the "Plan") and the provisions of the option agreements granted thereunder; (b) select the key employees, consultants, and directors to whom awards are granted, the number of options, the number of shares of Common Stock with respect to each option, the exercise price or prices of each option, the vesting and exercise period of each option, whether an option may be exercised as to less than all of the Company's Common Stock subject to the option, and such other terms and conditions of each option, if any, that are not inconsistent with the provisions of the Plan; (c) prescribe, amend, and rescind rules and regulations pertaining to the Plan; and (d) make all other determinations necessary or advisable for their implementation and administration. The Compensation and Stock Option Committee met or acted by unanimous written consent one time during the 1998 Fiscal Year.

     The Company's Board of Directors does not have a standing nominating committee or any other committee performing a similar function. The function customarily attributable to a nominating committee is performed by the Company's Board of Directors as a whole.

DIRECTOR COMPENSATION

     During the 1998 Fiscal Year, the Company did not pay any fees or grant any stock options to any directors for serving on the Board of Directors. All directors are entitled to reimbursement for expenses incurred for attendance at each meeting.

     For years prior to the 1998 Fiscal Year, each non-employee director received $2,500 for each quarter that such person served as a director of the Company, and was automatically granted nonqualified stock options to purchase 25,000 shares of the Company's Common Stock upon election to the Board of Directors and options to purchase 5,000 shares of the Company's Common Stock on the date of each annual meeting of the Company's stockholders when such non-employee director had served on the Board of Directors for the immediately preceding 181 consecutive days, had agreed to serve as a director upon such re-election and was re-elected to the Board of Directors. This compensation of non-employee directors was suspended for the 1998 Fiscal Year, but the Board of Directors may re-examine the issue and may reinstate a program for automatic option grants and/or cash fees to non-employee directors in order to attract and retain qualified directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the stockholders vote FOR the election of the nominees listed above.

                                 PROPOSAL NO. 2

                      RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has appointed the firm of KPMG LLP, independent public auditors for the Company for the fiscal year ending September 30, 1999, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of KPMG LLP.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

     A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of KPMG LLP to serve as the Company's independent public auditors for the fiscal year ending September 30, 1999.

                                 OTHER MATTERS

     The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                            OWNERSHIP OF SECURITIES

     The following table sets forth, as of December 15, 1998, certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock by (i) all persons who to the knowledge of the Company are beneficial owners of five percent (5%) or more of the Company's Common Stock, (ii) each director and nominee for director, (iii) the Named Executive Officers in the Summary Compensation Table of the Executive Compensation and Other Information section of this Proxy Statement and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. The number of shares in the table gives effect to the one-for-ten reverse stock split, approved at the Special Meeting of Stockholders on October 5, 1998, in which each ten shares of the Company's Common Stock were converted into one share of the Company's Common Stock.

                                                                              PERCENTAGE
                                                               SHARES         OF SHARES
                                                            BENEFICIALLY     BENEFICIALLY
                     BENEFICIAL OWNER                         OWNED(1)         OWNED(1)
                     ----------------                       -------------    ------------
WCAS Capital Partners II, L.P.
  320 Park Avenue, Suite 2500
  New York, NY 10022-6815.................................      1,389,746(2)    15.98%
Welsh, Carson, Anderson & Stowe VII, L.P.
  320 Park Avenue, Suite 2500
  New York, NY 10022-6815.................................      9,618,703(3)    67.32
WCAS Information Partners, L.P.
  320 Park Avenue, Suite 2500
  New York, NY 10022-6815.................................        125,264(4)     1.68
DLJ Capital Corporation
  277 Park Avenue
  New York, NY 10172......................................      1,004,530(5)    13.62
Sprout Growth II, L.P.
  277 Park Avenue
  New York, NY 10172......................................        900,053       12.22
George L. McTavish+*......................................        100,000(6)     1.34
Thomas E. McInerney+......................................     12,570,262(7)    79.84
Richard H. Stowe+.........................................      1,430,087(8)    16.39
Robert A. Finzi+..........................................          6,796(9)       **
William A. Klein+.........................................        920,802(10)   12.50
Steven L. Korby*..........................................             --          --
Philip E. Pietrowski*.....................................         20,333(11)      **
Richard C. Gallagher*.....................................             --          --
James C. Cowart (former officer)*.........................         90,154(12)    1.21
Richard C. Davis (former officer)*........................         90,522        1.22
All directors and executive officers as a group (9
  persons)................................................     15,228,956(13)   88.01

---------------
+  Director
*  Named Executive Officer
** Less than one percent
 (1) Percentage ownership is based on 7,367,518 shares of Common Stock outstanding on December 15, 1998. Shares of Common Stock that were not outstanding but that could be acquired through the exercise of stock options or warrants, or the conversion of shares of Preferred Stock that are now or will become exercisable or convertible within 60 days of December 15, 1998 are deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by the person or group holding such options, warrants or shares of Preferred Stock, but are not deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by any other person.

 (2) Includes (i) 1,320,000 shares of Common Stock issuable upon conversion of 33,000 shares of the Company's convertible Preferred Stock and (ii) 9,025 shares of Common Stock issuable upon the exercise of immediately exercisable warrants.

 (3) Includes (i) 6,664,680 shares of Common Stock issuable upon conversion of 166,617 shares of the Company's convertible Preferred Stock and (ii) 256,544 shares of Common Stock issuable upon the exercise of immediately exercisable warrants.

 (4) Includes 90,960 shares of Common Stock issuable upon conversion of 2,274 shares of the Company's convertible Preferred Stock.

 (5) Includes 900,053 shares beneficially owned by Sprout Growth II, L.P. DLJ Capital Corporation, as the managing general partner of Sprout Growth II, L.P., may be deemed to share voting and dispositive power with respect to these shares. DLJ Capital Corporation disclaims beneficial ownership of these shares except to the extent of its direct and indirect partnership interests in Sprout Growth II, L.P. Also includes 6,421 options held by Mr. Finzi for the beneficial ownership of DLJ Capital Corporation. See footnote
     (9) below.

 (6) Includes 100,000 shares of Common Stock issuable upon conversion of 2,900 shares of Preferred Stock.

 (7) Includes (i) 3,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of December 15, 1998, (ii) 31,800 shares of Common Stock issuable upon conversion of 795 shares of the Company's convertible Preferred Stock,
     (iii) 1,389,746 shares of Common Stock beneficially owned by WCAS Capital Partners II, L.P. (see footnote (2) above), (iv) 9,618,703 shares of Common Stock beneficially owned by Welsh, Carson, Anderson & Stowe VII, L.P. (see footnote (3) above), and (v) 125,264 shares of Common Stock beneficially owned by WCAS Information Partners, L.P. (see footnote (4) above). Mr. McInerney is a general partner of the respective sole general partners of each of WCAS Capital Partners II, L.P., Welsh, Carson, Anderson & Stowe VII, L.P. and WCAS Information Partners, L.P. and may be deemed to beneficially own the shares of Common Stock, convertible Preferred Stock and warrants owned by such partnerships.

 (8) Includes (i) 3,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of December 15, 1998, (ii) 27,320 shares of Common Stock issuable upon conversion of 683 shares of the Company's convertible Preferred Stock, and
     (iii) 1,389,746 shares of Common Stock beneficially owned by WCAS Capital Partners II, L.P. (see footnote (2) above). Mr. Stowe is a general partner of the sole general partner of WCAS Capital Partners II, L.P., and may be deemed to beneficially own the shares of Common Stock, convertible Preferred Stock and warrants owned by such partnership. As of January 1, 1999, Mr. Stowe was no longer a general partner of the sole general partner of Welsh, Carson, Anderson & Stowe VII, L.P. and the number of shares shown as beneficially owned by him does not include shares owned by such partnership.

 (9) Includes 6,421 shares of the Company's Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of December 15, 1998 held by Mr. Finzi for the beneficial ownership of DLJ Capital Corporation. Mr. Finzi disclaims beneficial ownership of these shares. Mr. Finzi serves as a Vice President of Sprout Group, a division of DLJ Capital Corporation, and is a general partner of one of the general partners of Sprout Growth II, L.P. As such, Mr. Finzi may be deemed as the beneficial owner of the shares of Common Stock held by Sprout Growth II, L.P. Mr. Finzi disclaims such beneficial ownership except to the extent of his indirect partnership interest in Sprout Growth II, L.P.

(10) Includes 261,399 shares of Common Stock held by the Klein Investments Family Limited Partnership, 136,050 shares of Common Stock held by the Klein 1994 Charitable Remainder Unitrust, and 19,263 shares of Common Stock held by the Klein Family Foundation. Mr. Klein disclaims beneficial ownership of these shares except to the extent of his indirect interest in the shares held by the Klein Investments Family Limited Partnership and the Klein 1994 Charitable Remainder Unitrust.

(11) Includes 20,333 shares of the Company's Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of December 15, 1998.

(12) Includes 73,717 shares of the Company's Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of December 15, 1998. Mr. Cowart is no longer employed by the Company.

(13) This number reflects the stock ownership of the Named Executive Officers and directors, and incorporates the shares and options referenced in footnotes (6) through (12) above.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning the compensation earned, by the Company's Chief Executive Officer and each of the other most highly compensated executive officers of the Company whose salary and bonus for the 1998 Fiscal Year was in excess of $100,000 for services rendered in all capacities to the Company and its subsidiaries. The listed individuals shall be hereinafter referred to as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                         ANNUAL COMPENSATION           AWARDS
                                         --------------------    ------------------
           NAME AND             FISCAL   SALARY       BONUS      SECURITIES UNDER-         ALL OTHER
      PRINCIPAL POSITION         YEAR      ($)         ($)       LYING OPTIONS (#)*     COMPENSATION ($)
      ------------------        ------   -------     --------    ------------------     ----------------
George L. McTavish............   1998    218,631(1)       --               --                    72(2)
  Chairman of the Board and
  Chief Executive Officer
Steven L. Korby...............   1998    218,631(3)       --               --                    72(2)
  Executive Vice
  President and Chief
  Financial Officer
Philip E. Pietrowski..........   1998    236,754(4)   84,000               --                   223(2)
  Senior Vice President of       1997    212,941(4)       --           20,333(5)                466(2)
  North American                 1996    170,155(4)       --            7,491(6)                602(2)
  Operations
Richard C. Gallagher, Jr......   1998    112,450(7)   50,000(7)            --                    72(2)
  Senior Vice President
  of Marketing and
  Corporate Development
James C. Cowart...............   1998     28,879(8)       --               --               198,341(9)
  Former Vice Chairman,          1997    208,449          --               --                    --
  Chairman of the                1996    190,631      10,534          142,862(10)             1,968(11)
  Board and Chief Executive
  Officer
Richard C. Davis..............   1998    353,173(12)      --               --               250,206(13)
  Former Senior Vice             1997    255,984          --               --                   561(2)
  President of Inter-            1996    217,624          --               --                   602(2)
  national Operations

---------------
  * Option figures reflect options granted by Old Cerplex, which have been adjusted to account for the conversion of Old Cerplex stock into stock of the Company in connection with the Company's acquisition of Old Cerplex.

 (1) Mr. McTavish has been the Chief Executive Officer of the Company since January 1998 and served as a consultant to the Company prior to that. The figures for his compensation include $194,234 in salary and $26,000 in consulting fees.

 (2) Reflects payments of term life insurance premiums.

 (3) Mr. Korby has been the Executive Vice President and the Chief Financial Officer of the Company since May 1998 and served as a consultant to the Company from January 1998 through May 1998. The figures for his compensation include $114,231 in salary and $104,400 in consulting fees.

 (4) Mr. Pietrowski has been the Senior Vice President-North American Operations of the Company since May 1998, when the Company acquired Old Cerplex. Before May 1998, he was employed by Old Cerplex. Figures prior to May 1998 reflect Mr. Pietrowski's compensation at Old Cerplex.

 (5) These option shares were granted on March 21, 1997 in connection with Old Cerplex's option cancellation/regrant program.

 (6) These option shares were cancelled on March 21, 1997 in connection with Old Cerplex's option cancellation/regrant program.

 (7) Mr. Gallagher has been the Senior Vice President of Marketing and Corporate Development of the Company since February 1998. The figures provided for Mr. Gallagher reflect his employment from February 1998 until the end of the 1998 Fiscal Year.

 (8) Mr. Cowart served as the Chief Executive Officer of the Company until his employment ended in November 1997. The figure for his salary reflects his base compensation through that time.

 (9) Mr. Cowart received severance pay of $198,269 and the Company paid out $72 in life insurance premiums on his behalf for the 1998 Fiscal Year.

(10) During May 1996, Mr. Cowart surrendered for cancellation all of his outstanding options to purchase shares of the Company's Common Stock, and he was issued replacement options to purchase an aggregate of 142,862 shares of the Company's Common Stock.

(11) Reflects Company's contribution under its 401(K) plan.

(12) Mr. Davis was the Senior Vice President-International Operations of the Company from April 1998 until his employment ended in September 1998. Before April 1998, he was employed by Old Cerplex. Figures prior to May 1998 reflect his compensation at Old Cerplex.

(13) Mr. Davis received severance pay of $250,000 and the Company paid $206 in life insurance premiums on his behalf for the 1998 Fiscal Year.

INFORMATION REGARDING NAMED EXECUTIVE OFFICERS

     George L. McTavish. Information regarding Mr. McTavish appears previously in this Proxy Statement under the section regarding nominees for election to the Board of Directors.

     Steven L. Korby. Mr. Korby, 53, has been the Executive Vice President and Chief Financial Officer of the Company since May 1998. From October 1997 through April 1998, Mr. Korby was engaged in various consulting assignments, including with the Company. From March 1995 through September 1997, Mr. Korby served as Executive Vice President and Chief Financial Officer of Greyhound Lines, Inc., the only nationwide inter-city bus company. From August 1990 through August 1994, Mr. Korby was the Executive Vice President and Chief Financial Officer of Neodata Corporation, a privately-held provider of direct marketing support services. From September 1994 through February 1995, Mr. Korby was engaged in various consulting assignments.

     Philip E. Pietrowski. Mr. Pietrowski, 53, has been the Senior Vice President-North American Operations of the Company since April 1998. Mr. Pietrowski was the President of Old Cerplex's North American Operations from February 1997 until April 1998. Mr. Pietrowski joined Old Cerplex in October 1995 as Vice President of Logistics and was Senior Vice President of North American Operations in February 1996 until February 1997. Mr. Pietrowski spent 24 years at Digital Equipment Corporation in Massachusetts, holding various senior level positions. The last position he held with Digital Equipment was Corporate Multivendor Services Business Manager, where Mr. Pietrowski was responsible for worldwide service logistics, repair, information systems and administration.

     Richard C. Gallagher, Jr. Mr. Gallagher, 36, has been the Senior Vice President of Marketing and Corporate Development of the Company since February 1998. Since May 1997, Mr. Gallagher has been Chief Executive Officer and President of Strategic Holdings USA, Inc. (which was formerly known as Strategic Mortgage Services, Inc.). From October 1993 until May 1997 Mr. Gallagher was Vice President of Mergers and Acquisitions of Strategic Mortgage Services, Inc., a provider of information services to the mortgage finance industry.

     James C. Cowart. Mr. Cowart, 47, served as Vice Chairman of the Company from January 1998 until April 1998, when his employment with the Company ended. From December 1992 until January 1998,

Mr. Cowart served as the Chairman of the Board and until November 1997 as Chief Executive Officer, and formerly served as Vice President of Strategic Development of the Company. Since February 1992, Mr. Cowart has served as Chairman of EOS Capital, Inc., a private capital firm which has been, from time to time, retained by the Company. Mr. Cowart is also a director of B/E Aerospace, Inc., a leading manufacturer of aircraft cabin interior products.

     Richard C. Davis. Mr. Davis, 49, was the Senior Vice President-International Operations of the Company from April 1998 until September 1998, when his employment with the Company ended. Mr. Davis was the President of International Operations of Old Cerplex from October 1995 until April 1998. Prior to October 1995, Mr. Davis served as the President of Old Cerplex and in various other executive positions since May 1990. Mr. Davis was the Chief Financial Officer of each of EMServe, Inc., Diversified Manufacturing Services, Inc. and InCirT Technology Incorporated from July 1991, June 1991 and February 1990, respectively, until September 1993, at which time such entities were consolidated with Cerplex. Mr. Davis was Vice President and Chief Financial Officer of Century Data, Inc. from July 1986 until May 1990. Prior to 1986, Mr. Davis held various financial, accounting and managerial positions within Xerox Corporation.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The Company did not grant any stock options to the Named Executive Officers during the 1998 Fiscal Year.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides information with respect to the Named Executive Officers concerning options held as of September 30, 1998. No options were exercised during the 1998 Fiscal Year by any of the Named Executive Officers. None of the options have an exercise price below the fair market value of the Common Stock as of the end of the 1998 Fiscal Year.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                NUMBER OF UNEXERCISED
                                                              OPTIONS/SARS AT FY-END(#)
                                                            ------------------------------
                           NAME                             EXERCISABLE      UNEXERCISABLE
                           ----                             -----------      -------------
George L. McTavish........................................        --                --
Steven L. Korby...........................................        --                --
Philip E. Pietrowski......................................    20,333                --
Richard C. Gallagher......................................        --                --
James C. Cowart...........................................    73,716                --
Richard C. Davis..........................................        --                --

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     The following information summarizes any employment agreements and termination agreements entered into between the Company and any of the Named Executive Officers of the Company.

     James C. Cowart. Mr. Cowart and the Company entered into an employment letter effective as of May 18, 1995, pursuant to which he served as Chairman of the Board and Chief Executive Officer of the Company. Under the employment letter, Mr. Cowart received an annual base salary and an incentive bonus based upon certain financial performance targets of the Company. On November 4, 1997, Mr. Cowart resigned as Chief Executive Officer and agreed to continue as Chairman of the Board, pursuant to the terms of the employment letter until October 21, 1998. On January 30, 1998, Mr. Cowart resigned as Chairman of the Board and agreed to continue as Vice Chairman of the Board until April 1998. Under the terms of his employment letter, Mr. Cowart received his compensation until November 4, 1998, as severance, which totaled $198,269.

     Richard C. Davis. Pursuant a termination arrangement with Mr. Davis, the Company paid Mr. Davis a lump-sum severance payment of $250,000 following the termination of his employment in August 1998.

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Stock Option Committee of the Company's Board of Directors currently consists of Mr. Klein and Mr. McInerney. None of these individuals was an officer or employee of the Company at any time during the 1998 Fiscal Year or at any other time.

     No current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation and Stock Option Committee.

BOARD COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee has responsibility for determining compensation for the Company's executive officers, setting overall compensation policy for the Company, and administering the Company's Plan, including authority regarding the selection of award recipients and the size and terms of all option grants under the Plan. The Chief Executive Officer of the Company makes annual compensation recommendations for the Company's executive officers to the Compensation and Stock Option Committee.

     The Compensation and Stock Option Committee believes that the Company must attract and retain superior executives. During the 1998 Fiscal Year, the Company focused on assembling and retaining a qualified senior management team. The compensation levels for the Company's executive officers were determined by the Compensation and Stock Option Committee based on a variety of subjective elements, including each executive officer's compensation history, experience in rendering services to the Company and individual talents. With respect to Mr. McTavish, the Company's Chief Executive Officer and the Chairman of the Board of Directors, the Compensation and Stock Option Committee established an annual base salary of $300,000 for him. In determining the appropriate compensation figure for Mr. McTavish, the Compensation and Stock Option Committee considered a variety of factors, including a comparison of Mr. McTavish's compensation at his level of experience with the executive compensation paid in similar industry groups to executives with comparable levels of experience.

     Submitted by the Compensation and Stock Option Committee of the Company's Board of Directors.

                                          COMPENSATION AND STOCK OPTION
                                          COMMITTEE

                                          William A. Klein
                                          Thomas E. McInerney

STOCK PERFORMANCE GRAPH

     The graph shows a comparison of the five-year cumulative total stockholder returns for the Company, the S&P 500 Composite Index and an index of peer companies selected by the Company for the period since September 30, 1993. Companies in the peer group are as follows: Bell Microproducts, Benchmark Electronics, Inc., Genicom Corp., IEC Electronics Corp., Intelogic Trace, Jabil Circuits, Inc., Jaco Electronics, Inc., Milgray Electronics, Inc., Nu Horizons Electronics Corp., PC Service Source, Inc., Plexus Corp., Richardson Electronics, Ltd., Marshall Industries and Savior Technology Group. The comparison assumes $100 was invested on September 30, 1993 in the Company's Common Stock and in each of the two indices and assumes reinvestment of dividends.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, neither the preceding Stock Performance Graph nor the Compensation and Stock Option Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by the Company under those statutes.

                   CERPLEX                   PEER GROUP                S & P 500
                   -------                   ----------                ---------
 9/30/93           $100                        $100                     $100
 9/30/94           $ 75.41                     $103.72                  $ 87.29
 9/30/95           $ 41.81                     $131.00                  $109.79
 9/30/96           $ 26.23                     $120.62                  $129.12
 9/30/97           $ 13.54                     $213.94                  $177.96
 9/30/98           $  1.35                     $105.99                  $191.08

                              CERTAIN TRANSACTIONS

     Mr. McInerney, who is a director of the Company, is also a general partner of the respective sole general partners of WCAS Capital Partners II, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., and WCAS Information Partners, L.P. (collectively, the "WCAS Entities"). Mr. Stowe, who is a director of the Company, is also a general partner of the sole general partner of WCAS Capital Partners II, L.P., one of the WCAS Entities. The WCAS Entities own approximately 70% of the capital stock of the Company on a fully diluted basis. Certain of the WCAS Entities recently made loans to the Company in the aggregate of $9.5 million (the "Short Term Loans"). The Short Term Loans consist of three loans due within one year of the time they were made: a loan for $5.0 million made on September 30, 1998, a loan for $2.5 million made on December 9, 1998 and a loan for $2.0 million made on January 26, 1999. In addition, in connection with the acquisition of Old Cerplex, the Company sold an aggregate of approximately $14.6 million of newly issued 10% Senior Subordinated Notes ("Senior Notes") and $20.8 million of newly issued Preferred Stock to the WCAS Entities, in exchange for approximately $12.0 million in cash, the cancellation of $21.0 million of combined indebtedness of Old Cerplex and the Company to certain of the WCAS Entities, and the surrender of warrants held by certain of the WCAS Entities to purchase capital stock of Old Cerplex. Also, the Company sold $250,000 of the Preferred Stock to Mr. McTavish. The terms of the Senior Notes, the Preferred Stock and the Short Term Loans are described in greater detail in the Company's Annual Report on Form 10-K for the 1998 Fiscal Year, mailed together with this Proxy Statement. The terms of the Preferred Stock (which must be redeemed for cash by the Company), the Senior Notes and the Short Term Loans require substantial payments by the Company to the WCAS Entities, which the Company may not be able to pay based on anticipated income and other obligations of the Company senior to the obligations to the WCAS Entities. In the event the Company cannot repay the obligations to the WCAS Entities, the obligations may be exchanged for equity and/or debt securities of the Company on mutually agreeable terms. If these obligations, and any future financing the Company may obtain from the WCAS Entities, are later exchanged for equity or debt securities, such an exchange would increase the percentage ownership of the WCAS Entities in the Company and would result in substantial dilution to the ownership interests of stockholders of the Company other than the WCAS Entities.

     Mr. Klein, who was a director of Old Cerplex and became a director of the Company after it acquired Old Cerplex in April 1998, received severance payments totaling $400,917 in connection with the acquisition. In addition, Mr. Finzi, who was a director of Old Cerplex and became a director of the Company after it acquired Old Cerplex, is a Vice President of Sprout Group, a division of DLJ Capital Corporation, and is a general partner of one of the general partners of Sprout Growth II, L.P. Both DLJ Capital Corporation and Sprout Growth II, L.P. were significant stockholders of Old Cerplex and became significant stockholders of the Company in connection with the acquisition, as a result of the conversion of their Common Stock in Old Cerplex into Common Stock of the Company. DLJ Capital Corporation and Sprout Growth II, L.P.'s beneficial ownership of Common Stock of the Company is reported in this Proxy Statement in the section entitled "Ownership of Securities."

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 1998 Fiscal Year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1998 Fiscal Year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners except as set forth below.

     The Company believes that Mr. Klein sold approximately 10,000 shares of Common Stock of the Company during the 1998 Fiscal Year, but did not timely file a Form 4 to report such sale.

                           ANNUAL REPORT ON FORM 10-K

     The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on January 12, 1999 (the "Annual Report"), mailed together with this Proxy Statement. Stockholders may obtain a copy of exhibits filed with the Annual Report, without charge, by writing or calling Ms. Terri Boulanger, at the Company's principal executive offices located at 1382 Bell Avenue, Tustin, California 92780, (714) 258-5300, or by accessing the Annual Report on the Securities and Exchange Commission's web site at: http://www.sec.gov/edgarhp.htm.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     All proposals of stockholders intended to be presented at the Company's annual meeting of stockholders to be held in 2000 must be delivered to the attention of the Secretary of the Company, at the address of the Company set forth on the first page of this Proxy Statement, prior to September 30, 1999, if they are to be considered for possible inclusion in the Proxy Statement and form of proxy used in connection with such meeting.

                                          THE BOARD OF DIRECTORS OF THE
                                          CERPLEX GROUP, INC.

                                          George L. McTavish
                                          Chief Executive Officer and
                                          Chairman of the Board of Directors

Tustin, California
January 28, 1999

                            THE CERPLEX GROUP, INC.

                                     PROXY

                 ANNUAL MEETING OF STOCKHOLDERS, MARCH 23, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            THE CERPLEX GROUP, INC.

    The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held March 23, 1999 and the Proxy Statement and appoints George L. McTavish and Steven L. Korby and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock or Preferred Stock of The Cerplex Group, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the offices of Brobeck, Phleger & Harrison LLP, 38 Technology Drive, Irvine, CA, 92618 on March 23, 1999 at 2:00 p.m. Pacific Time (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth in this proxy card.

    1. To elect the following directors to serve for one-year terms ending in the year 2000 or until their successors are duly elected and qualified;

                                                           WITHHOLD
                                                           AUTHORITY
                                                  FOR       TO VOTE
    George L. McTavish                            [ ]        [ ]
    Robert A. Finzi                               [ ]        [ ]
    William A. Klein                              [ ]        [ ]
    Thomas E. McInerney                           [ ]        [ ]
    Richard H. Stowe                              [ ]        [ ]

                          (Continued on reverse side)

2. FOR [ ]          AGAINST [ ]          ABSTAIN [ ]

   To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending September 30, 1999.
3. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

    The Board of Directors of the Company recommends a vote IN FAVOR OF the directors listed above and a vote IN FAVOR OF the listed proposal. This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ABOVE AND IN FAVOR OF THE OTHER PROPOSAL.

                                                        Please print the name(s)
                                                        appearing on each share
                                                        certificate(s) over
                                                        which you have voting
                                                        authority:

                                                        ------------------------
                                                        (Print name(s) on
                                                        certificate)

                                                        Please sign your name:

                                                        ------------------------
                                                        (Authorized
                                                        Signature(s))

                                                        ------------------------
                                                        Date: